Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-237802
333-237802-01

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated August 27, 2020)

INVESCO DB MULTI-SECTOR COMMODITY TRUST

INVESCO DB OIL FUND

511,600,000 Common Units of Beneficial Interest

This Prospectus Supplement No. 2 (“Supplement No. 2”) supplements and amends the Prospectus dated August 27, 2020 (the “Prospectus”), as previously supplemented.

On October 20, 2020, Ms. Kristie Feinberg gave notice to the Board of Managers (the “Board”) of Invesco Capital Management LLC, the managing owner (the “Managing Owner”) of Invesco DB Multi-Sector Commodity Trust and Invesco DB Oil Fund, of her resignation from her position as a member of the Board of the Managing Owner, effective as of the close of business on October 30, 2020 (the “Effective Date”). Following the Board’s acceptance of Ms. Feinberg’s resignation, the Board appointed Mr. Jordan Krugman to serve as a member of the Board of the Managing Owner, effective as of the close of business on the Effective Date.

Accordingly, as of the close of business on the Effective Date, all references to Ms. Feinberg are deleted and replaced by Mr. Krugman. In addition, the following biography for Mr. Krugman replaces Ms. Feinberg’s biography on page 61 of the Prospectus:

Jordan Krugman (43) is Chief Financial Officer of the Americas for Invesco Ltd., a global investment management company affiliated with the Managing Owner. He was appointed to this position in October 2020. In this capacity, Mr. Krugman is responsible for general management support, in addition to executing on various strategic initiatives and overseeing the financial framework for the business units operating within the Americas division of Invesco Ltd. He has also served as a Member of the Board of Managers of the Managing Owner since October 2020. From March 2019 to October 2020, Mr. Krugman served as the Global Head of Financial Planning and Analysis at Invesco Ltd. In this role, he was responsible for overseeing Invesco’s forecasting, budgeting strategic planning and financial target setting processes, including analytics and decision support for Invesco Ltd’s executive team. From March 2017 to March 2019, Mr. Krugman served as Invesco Ltd.’s Head of Finance & Corporate Strategy, North America. In this role, Mr. Krugman was responsible for strategic and financial planning for Invesco Ltd.’s global investments organization including global real estate, private equity and global fixed income. Prior to that, Mr. Krugman was Invesco Ltd.’s Treasurer and Head of Investor Relations from May 2011 to March 2017. In this role, he was responsible for management of Invesco Ltd.’s liquidity and capital management programs. Additionally, Mr. Krugman managed the communication with Invesco Ltd.’s external stakeholders including equity shareholders, debt investors, rating agencies, and research analysts. Mr. Krugman earned a BA degree in American civilizations, with a US history concentration, from Middlebury College in Vermont in 1999, and earned an MBA from Santa Clara University in California in 2007. He is a Certified Treasury Professional (CTP).

Supplement No. 2 should be read together with the Prospectus.

Shares of the Invesco DB Oil Fund are listed on NYSE Arca, Inc. under the symbol “DBO.”

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 12 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 2 is October 30, 2020.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBO-PRO-1-SUP-2 103020